Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-233652) on Form S-1 of Frequency Therapeutics, Inc. of our report dated July 18, 2019 except with respect to the matters discussed in Notes 20a, 20b and 20c, as to which the date is September 20, 2019, relating to the consolidated financial statements of Frequency Therapeutics, Inc. and its subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

September 20, 2019